Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 15, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-      ) with respect to the consolidated balance sheets of Yi Po International Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
January 28, 2022	Certified Public Accountants